Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2023 FIRST QUARTER RESULTS

Net Sales Decreased 11% and Diluted EPS Decreased 28% to $1.35

Organic Net Sales1 Decreased 5% and Adjusted Diluted EPS Fell 24% in Constant Currency, As Expected

Headwinds Will Continue to Pressure Second Quarter; Strong Growth Expected to Gradually Resume in the Second Half of Fiscal 2023

New York, November 2, 2022 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.93 billion for its first quarter ended September 30, 2022, a decline of 11% from $4.39 billion in the prior-year period, including negative impacts from foreign currency. Organic net sales fell 5%, in line with the Company’s expectations, despite pressures which intensified as the quarter progressed. COVID-19 restrictions in China presented a greater challenge than expected. Tourism to Hainan was largely curtailed, which led to strict inventory management by certain retailers in travel retail, and traffic in brick-and-mortar in the rest of China was limited. These greater pressures were offset by several markets in Asia/Pacific, as well as many emerging and developed markets in the west, which delivered strong organic net sales growth. Organic net sales in both fragrance and hair care grew double digits.

The Company reported net earnings of $489 million, compared with net earnings of $692 million in the prior-year period2. Diluted net earnings per common share was $1.35, compared with $1.88 reported in the prior-year period. Excluding restructuring and other charges as detailed on page 3, adjusted diluted net earnings per common share declined 28% to $1.37, decreasing 24% in constant currency, better than the Company’s expectations. This decline includes a negative impact of 4% from certain foreign currency transactions in key international travel retail locations.

Fabrizio Freda, President and Chief Executive Officer said, “For the first quarter, we delivered organic sales in line with our outlook and adjusted EPS ahead of it even as the transitory external pressures of COVID-19 restrictions in China, high inflation globally, and a strong U.S. dollar intensified. Our multiple engines of growth strategy empowered us to seize prevailing growth opportunities amid the complexity.

“Fragrance and Hair Care each rose double digits organically, and Makeup’s renaissance continued to realize its promise in markets reopening. Skin Care was the most challenged by COVID-19 restrictions in China, which significantly impacted the category in travel retail. All told, 13 brands grew
1Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.
2Net earnings attributable to The Estée Lauder Companies Inc. which excludes net (earnings) attributable to redeemable noncontrolling interests for the first fiscal quarter of fiscal 2023 and fiscal 2022 and noncontrolling interests for the first quarter of fiscal 2022.

organically, as M·A·C excelled in Makeup, La Mer in luxury Skin Care, Jo Malone London in Fragrance, and Aveda in Hair Care. Encouragingly, we realized strong double-digit gains in many large developed and emerging markets around the world.”

Freda concluded, “For fiscal 2023, we are lowering our outlook primarily to reflect tighter inventory management in Asia travel retail, given reduced traffic as a result of COVID-19 restrictions, tightening of inventory by some retailers in the United States, and a greater negative impact from the far-stronger U.S. dollar. We anticipate sequential acceleration to strong organic sales and adjusted EPS growth in the second half of our fiscal year as these pressures begin to abate, momentum continues to build in other areas of our business, and our ongoing investments in innovation and advertising drive growth. Our optimism in the long-term growth opportunities for our brands and for prestige beauty remains intact. Reflecting our confidence, today we raised our quarterly dividend.”

Business Update
The COVID-19 pandemic continued to disrupt the Company’s operating environment through the fiscal 2023 first quarter, including COVID-related restrictions in China, affecting travel retail in Hainan as well as retail traffic in mainland China. In Hainan, the ongoing restrictions led to prolonged store closures and the curtailment of travel and caused the tightening of inventory by certain retailers who had previously placed orders in anticipation of the return of travel that was since delayed.

During the quarter, the Company’s business was also negatively impacted by inflationary pressures and recession concerns, which caused certain retailers in the United States to tighten inventory.

Fiscal 2023 First Quarter Results
Product category and geographic region net sales commentary reflect organic performance.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended September 30, 2022
As Reported - GAAP(1)	(11)%

Organic, Non-GAAP(2)	(5)%
Impact of the license terminations related to certain of the Company’s designer fragrances	(1)
Impact of foreign currency translation	(4)
Returns associated with restructuring and other activities	(1)
As Reported - GAAP(1)	(11)%

(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ended
	September 30
	2022	2021	Growth
As Reported EPS - GAAP(1)	$1.35	$1.88	(28)%

Non-GAAP
Restructuring and other charges	.02	.01
Adjusted EPS - Non-GAAP	$1.37	$1.89	(28)%
Impact of foreign currency translation on earnings per share	.06
Adjusted Constant Currency EPS - Non-GAAP	$1.43	$1.89	(24)%

(1)Includes restructuring and other charges

Net sales and operating income in the Company’s product categories and regions were unfavorably impacted by a stronger U.S. dollar in relation to most currencies. Reported net sales was negatively impacted by 4% of foreign currency translation, with negative impacts in Asia/Pacific and Europe, the Middle East & Africa of 8% and 4%, respectively. In addition, reported and organic net sales was negatively impacted by 1% from foreign currency transactions in key international travel retail locations, with a negative impact in Europe, the Middle East & Africa of 2%.

Total reported operating income was $661 million, a 29% decrease from $935 million in the prior-year period. In constant currency, adjusted operating income decreased 26%, primarily reflecting lower net sales, and excludes the unfavorable impact of foreign currency translation of $31 million, as well as the impacts from restructuring and other charges and the change in fair value of DECIEM acquisition-related stock options.

Results by Product Category (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
Skin Care	$2,104	$2,449	(14)%	(11)%	$530	$717	(26)%
Makeup	1,052	1,174	(10)	(6)	16	91	(82)
Fragrance	607	609	—	5	133	131	2
Hair Care	158	148	7	11	(12)	2	(100+)
Other	14	13	8	8	—	—	—
Subtotal	$3,935	$4,393	(10)%	(6)%	$667	$941	(29)%
Returns/charges associated with restructuring and other activities	(5)	(1)			(6)	(6)
Total	$3,930	$4,392	(11)%	(7)%	$661	$935	(29)%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended September 30 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
Skin Care	(11)%	—%	(3)%	(14)%
Makeup	(6)	—	(4)	(10)
Fragrance	18	(12)	(6)	—
Hair Care	11	—	(4)	7
Other	8	—	—	8
Subtotal	(5)%	(1)%	(4)%	(10)%
Returns associated with restructuring and other activities				(1)
Total	(5)%	(1)%	(4)%	(11)%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

Skin Care
•Skin care net sales declined 11%, primarily reflecting the impacts of the prolonged COVID-related restrictions in Hainan, including the tightening of inventory by certain retailers, and in mainland China. The tightening of inventory by certain retailers in the United States also negatively impacted the category’s growth. Net sales growth from La Mer, Bobbi Brown and The Ordinary was offset by declines from Estée Lauder, Dr.Jart+ and Origins.
•Growth from La Mer reflected increases in hero products, including the upgrade to The Treatment Lotion and Crème de la Mer, and targeted expanded consumer reach.
•Bobbi Brown net sales grew double digits across every region, driven by increases in hero products, including Soothing Cleansing Oil and Vitamin Enriched Face Base, and targeted expanded consumer reach.
•Hero products drove net sales growth from The Ordinary.
•Net sales from Estée Lauder, Dr.Jart+ and Origins declined, reflecting challenges due to the COVID-related restrictions in China, including those impacting travel retail. Strong innovation from Estée Lauder, including the launches of Re-Nutriv Ultimate Diamond Transformative Brilliance Serum and the new Advanced Night Repair Eye Supercharged Gel-Creme Synchronized Multi-Recovery Eye Cream, partially offset the decline in net sales.
•Skin care operating income decreased, reflecting the decline in net sales, partially offset by disciplined expense management.

Makeup
•Makeup net sales decreased 6%, primarily reflecting the ongoing COVID-related restrictions impacting travel retail in Hainan and mainland China, partially offset by the progression of the makeup renaissance as usage occasions increased in many markets. The decline in net sales also reflected a difficult comparison due to the timing of shipments in the prior-year period when certain retailers secured earlier shipments for holiday. Net sales growth from M·A·C was offset by declines from Estée Lauder and Tom Ford Beauty.
•M·A·C high single-digit net sales growth was driven by hero products, such as Studio Fix foundation and Matte Lipstick, the recent launches of M·A·CStack mascara and Powder Kiss Velvet Blur Slim Stick lipstick, and the recovery in brick-and-mortar, as the brand’s high-touch services drove conversion.
•Net sales from Estée Lauder and Tom Ford Beauty were negatively impacted by the decline in retail traffic and travel due to the COVID-related restrictions.
•Net sales grew strong double digits in both Southeast Asia and in the emerging markets in Europe, the Middle East & Africa.
•Makeup operating income decreased, primarily reflecting lower net sales, partially offset by disciplined expense management.

Fragrance
•Net sales grew in every region and across all brands that sell fragrances, driven by continued desirability of the Company’s luxury and artisanal fragrance portfolio and strategic expansion of freestanding stores. The Company achieved strong growth despite global supply constraints, particularly of glass.
•The license terminations related to certain of the Company’s designer fragrances was dilutive to reported net sales growth by approximately 12 percentage points.
•Tom Ford Beauty net sales grew strong double digits, powered by launches, such as Noir Extreme Parfum and Ebene Fume, as well as organic growth in existing hero franchises like Oud Wood and Ombre Leather.
•Jo Malone London net sales grew high single digits primarily driven by strength in colognes, particularly in hero franchises, as well as strength in home and bath & body. The Night Collection and the fiscal 2022 Brit Collection also contributed to growth.
•Net sales from Le Labo rose strong double digits, primarily reflecting growth in brick-and-mortar, and targeted expanded consumer reach. Growth was driven by hero fragrances, such as Santal 33, as well as the annual City Exclusives collection.
•Increased productive distribution in select retailers and the success of the Clinique Happy franchise line of products drove double-digit growth from the brand.
•Fragrance operating income increased, driven primarily by disciplined expense management.

Hair Care
•Hair care net sales rose 11%, reflecting growth in every region and brand.
•Aveda’s net sales growth reflected strength in Europe, the Middle East & Africa, the launch of the brand in mainland China, the continued success of its hero franchises, including Botanical Repair, and the launch of the Color Control franchise line of products.
•Net sales from DECIEM benefited from the recent launch of The Ordinary’s hair care products.

•Hair care operating results decreased, reflecting strategic investments to support innovation, partially offset by higher net sales.

Results by Geographic Region (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
The Americas	$1,123	$1,194	(6)%	(7)%	$125	$254	(51)%
Europe, the Middle East & Africa	1,682	1,873	(10)	(6)	334	465	(28)
Asia/Pacific	1,130	1,326	(15)	(7)	208	222	(6)
Subtotal	$3,935	$4,393	(10)%	(6)%	$667	$941	(29)%
Returns/charges associated with restructuring and other activities	(5)	(1)			(6)	(6)
Total	$3,930	$4,392	(11)%	(7)%	$661	$935	(29)%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended September 30 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
The Americas	(3)%	(4)%	1%	(6)%
Europe, the Middle East & Africa	(5)	(1)	(4)	(10)
Asia/Pacific	(7)	—	(8)	(15)
Subtotal	(5)%	(1)%	(4)%	(10)%
Returns associated with restructuring and other activities				(1)
Total	(5)%	(1)%	(4)%	(11)%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

The Americas
•Net sales declined 3%, driven by a difficult comparison to the prior-year period when some retailers in the United States secured orders earlier for holiday due to global logistics constraints, as well as the negative impact in the current year from tighter inventory management by certain retailers.
•The license terminations related to certain of the Company’s designer fragrances contributed approximately 4 percentage points to the decline in reported net sales.
•In Latin America, net sales grew double digits, fueled by growth in the Makeup category.
•Operating income in The Americas decreased, reflecting the decline in net sales while the Company continued to support strategic investments in advertising and promotional activities.

Europe, the Middle East & Africa
•Net sales declined 5%, primarily due to the continued challenges from the COVID-related restrictions affecting travel retail in Hainan.
•The license terminations related to certain of the Company’s designer fragrances contributed approximately 1 percentage point to the decline in reported net sales.
•Double-digit net sales growth from DECIEM drove the increase in net sales in the United Kingdom.
•Net sales from most emerging markets in the region increased, led by India, the Middle East and Turkey, driven by growth in the makeup category. Developed markets also grew, led by Spain, Italy and Germany.
•Global travel retail net sales decreased double digits, reflecting the ongoing travel restrictions in China that led to reduced travel, particularly to Hainan. Travel retail net sales grew in Europe, the Middle East & Africa and The Americas, benefiting from increased resumption of professional and personal travel compared to the prior-year period.
•Operating income decreased, driven by the decline in net sales, partially offset by disciplined expense management.

Asia/Pacific
•Net sales declined, due to the ongoing COVID-related restrictions impacting brick-and-mortar in Greater China and Dr.Jart+ travel retail in Korea.
•In other markets in Asia/Pacific, COVID recovery drove strong net sales growth in most countries, led by Thailand, Malaysia and Japan. In Korea, double-digit growth from nearly all brands was more than offset by the decline from Dr.Jart+’s travel retail business.
•Net sales declined in skin care and makeup, reflecting the ongoing COVID-19 restrictions, and were only partly offset by net sales growth from fragrance and hair care in the region.
•Operating income decreased, driven by the decline in net sales, partially offset by disciplined expense management.

Cash Flows
•For the three months ended September 30, 2022, net cash flows used for operating activities were $650 million, compared with $81 million in the prior-year period. This reflects higher working capital, primarily accounts payable, due to the timing of payments, and higher inventory levels, as well as lower earnings before taxes, excluding non-cash items.
•Capital Expenditures decreased to $152 million compared to $205 million last year, primarily reflecting timing of investments and favorable foreign currency translation relating to the new manufacturing facility in Japan.
•The Company ended the quarter with $2.94 billion in cash and cash equivalents after returning $0.33 billion cash to stockholders through dividends and share repurchases.

Outlook for Fiscal 2023 Second Quarter and Full Year
The Company expects the remainder of the fiscal year to be pressured by the temporary disruptions due to headwinds from the COVID-19 restrictions in China, the strengthening of the U.S. dollar, record-high inflation, supply chain disruptions, and the risk of a slowdown in certain markets globally. The Company remains optimistic about the prospects and future growth in global prestige beauty and plans to invest in its business during this difficult environment to support share gains and long-term growth. With multiple engines of growth across regions, brands, product categories and channels, the Company is well-positioned to drive diversified growth across its portfolio as it manages through these challenges.

The full year outlook reflects the following assumptions and expectations:
•Ongoing tightening of inventory by certain of our retailers in Asia travel retail and in the United States.
•A more tempered expectation on the timing of traffic recovery in travel retail in Hainan to the second half of the fiscal year.
•Increased productive distribution throughout the year to retailers that provide new consumer reach and continued strategic entry into new countries for some of our brands.
•The mitigation of most inflationary pressures through strategic price increases, mix optimization and cost savings in other areas.
•Incremental savings from the Post-COVID Business Acceleration Program and reinvestment in advertising and capabilities.
•Full-year effective tax rate of approximately 25%.

The Company is mindful of ongoing risks related to the COVID-19 pandemic as well as risks related to the effects of the global macro environment, including the risk of recession; foreign currency volatility; increasing inflationary pressures; supply chain disruptions; social and political issues; regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on our cost base and consumer behaviors.

Second Quarter Fiscal 2023

Sales Outlook
•Reported net sales are forecasted to decrease between 19% and 17% versus the prior-year period. This range includes the negative impacts from tighter inventory management in travel retail in response to the decreased traffic driven by COVID-related restrictions, foreign currency translation of 7% as well as an additional unfavorable impact from certain foreign currency transactions in key international travel retail locations of 2%, and the termination of the Company’s license agreements for the Donna Karan New York, DKNY, Michael Kors, Tommy Hilfiger and Ermenegildo Zegna product lines effective June 30, 2022.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to decrease between 11% and 9%. This includes the negative impact related to foreign currency transactions, noted above.

Earnings per Share Outlook
Despite the forecasted decrease in net sales, the Company plans to continue to make strategic investments to drive long-term growth, including investments in advertising, innovation, its innovation center in Shanghai and its manufacturing facility in Japan. These investments will have a greater impact to diluted net earnings per common share due to the expected decline in net sales.

•Reported diluted net earnings per common share are projected to be between $1.14 and $1.26. Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $1.19 and $1.29.
•Adjusted diluted earnings per common share are expected to decrease between 54% and 50% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using mid-October 2022 spot rates for the second quarter of fiscal 2023:
◦The negative foreign currency translation impact equates to about $.20 of diluted earnings per share.
◦The impact from certain foreign currency transactions in key international travel retail locations, which is included in the constant currency decline of 54% to 50%, is expected to negatively impact adjusted diluted earnings per common share growth by 7%.

Full Year Fiscal 2023

The Company expects its first-half results to be negatively impacted by the ongoing challenges from the COVID-related restrictions affecting Asia travel retail, including tightening of retailer inventory, and mainland China. The Company also expects the tightening of inventory in the United States to negatively impact its first-half results. For the second half, the Company expects sequential improvement to its results and a gradual recovery as restrictions are lifted, travel resumes to Hainan and the tightening of inventory subsides.

Sales Outlook
•Reported net sales are forecasted to decrease between 8% and 6% versus the prior-year period. This range includes:
◦Tighter inventory management in travel retail in response to the decreased traffic driven by COVID-related restrictions.
◦A negative 6% due to foreign currency translation, as well as an additional 2% due to certain foreign currency transactions in key international travel retail locations.
◦The negative impact of 1% from the termination of the Company’s license agreements for the Donna Karan New York, DKNY, Michael Kors, Tommy Hilfiger and Ermenegildo Zegna product lines effective June 30, 2022.
◦A negative impact of 1% related to returns associated with restructuring and other activities.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to be flat to increase by 2%. This includes the negative impact related to foreign currency transactions, noted above.

Earnings per Share Outlook
Despite the forecasted decrease in net sales, the Company plans to continue to make strategic investments to drive long-term growth, including investments in advertising, innovation, its innovation center in Shanghai and its manufacturing facility in Japan. These investments will have a greater impact to diluted net earnings per common share due to the expected decline in net sales.

•Reported diluted net earnings per common share are projected to be between $5.01 and $5.21. Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $5.25 and $5.40.
•Adjusted diluted earnings per common share are expected to decrease between 21% and 19% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using mid-October 2022 spot rates for fiscal 2023:
◦The negative foreign currency translation impact equates to about $.44 of diluted earnings per share.
◦The impact from certain foreign currency transactions in key international travel retail locations, which is included in the constant currency decline of 21% to 19%, is expected to negatively impact adjusted diluted earnings per common share growth by 10%.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	December 31, 2022(F)	June 30, 2023(F)
As Reported - GAAP(1)	(19%) - (17%)	(8%) - (6%)

Organic, Non-GAAP(2)	(11%) - (9%)	0% - 2%
Impact of the license terminations related to certain of our designer fragrances	(1)	(1)
Impact of foreign currency translation	(7)	(6)
Returns associated with restructuring and other activities	—	(1)
As Reported - GAAP(1)	(19%) - (17%)	(8%) - (6%)
(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of already announced acquisitions, divestitures and brand closures (the license terminations related to certain of our designer fragrances); as well as the impact of foreign currency translation.

(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	December 31			June 30
	2022(F)	2021	Growth	2023(F)	2022	Variance
Forecasted/As Reported EPS - GAAP(1)	$1.14 - $1.26	$2.97	(62%) - (58%)	$5.01 - $5.21	$6.55	(23%) - (20%)

Non-GAAP
Restructuring and other charges	.03 - .05	.03		.19 - .24	.31
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	.01		—	(.12)
Goodwill, other intangible and long-lived asset impairments	—	—		—	.50
Forecasted/Adjusted EPS - Non-GAAP	$1.19- $1.29	$3.01	(60%) - (57%)	$5.25 - $5.40	$7.24	(27%) - (25%)
Impact of foreign currency translation	.20			.44
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$1.39 - $1.49	$3.01	(54%) - (50%)	$5.69 - $5.84	$7.24	(21%) - (19%)
(1)Includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, November 2, 2022 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 2490710). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;

(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD BEAUTY, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2022	2021
Net sales(A)	$3,930	$4,392	(11)%
Cost of sales(A)	1,023	1,057	(3)
Gross profit	2,907	3,335	(13)
Gross margin	74.0%	75.9%

Operating expenses
Selling, general and administrative(B)	2,244	2,394	(6)
Restructuring and other charges(A)	2	6	(67)
Total operating expenses	2,246	2,400	(6)
Operating expense margin	57.2%	54.6%

Operating income	661	935	(29)
Operating income margin	16.8%	21.3%

Interest expense	46	42	10
Interest income and investment income, net	15	4	100+
Other components of net periodic benefit cost	(3)	1	(100+)
Other income	—	1	(100)
Earnings before income taxes	633	897	(29)
Provision for income taxes	143	202	(29)
Net earnings	490	695	(29)
Net earnings attributable to noncontrolling interests	—	(1)	100
Net earnings attributable to redeemable noncontrolling interest	(1)	(2)	50
Net earnings attributable to The Estée Lauder Companies Inc.	$489	$692	(29)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$1.37	$1.91	(29)%
Diluted	$1.35	$1.88	(28)%

Weighted-average common shares outstanding
Basic	357.9	362.2
Diluted	361.4	367.9

(A)In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It is expected to further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company approved specific initiatives under the PCBA Program through fiscal 2022 and expects to substantially complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $500 million and $515 million, before taxes.

(B)For the three months ended September 30, 2022, the Company recorded $1 million ($1 million, less the portion attributable to redeemable noncontrolling interest and net of tax), of income related to the change in fair value of acquisition-related stock options related to DECIEM.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended September 30, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	5	(1)	2	—	6	4.02
Change in fair value of acquisition-related stock options	—	—	—	1	1	1	—
Total	$5	$(1)	$2	$1	$7	$5	$.02

	Three Months Ended September 30, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$1	$3	$4	$3	$.01
PCBA Program	1	(1)	—	2	2	2	—
Total	$1	$(1)	$1	$5	$6	$5	$.01

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or make adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended September 30
	2022					2021			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,930	$5	$3,935	$176	$4,111	$4,392	$1	$4,393	(10)%	(6)%
Cost of sales	1,023	1	1,024	30	1,054	1,057	1	1,058
Gross profit	2,907	4	2,911	146	3,057	3,335	—	3,335	(13)%	(8)%
Gross margin	74.0%		74.0%		74.4%	75.9%		75.9%

Operating expenses	2,246	(3)	2,243	115	2,358	2,400	(6)	2,394	(6)%	(2)%
Operating expense margin	57.2%		57.0%		57.4%	54.6%		54.5%
Operating income	661	7	668	31	699	935	6	941	(29)%	(26)%
Operating income margin	16.8%		17.0%		17.0%	21.3%		21.4%

Provision for income taxes	143	2	145	7	152	202	1	203	(29)%	(25)%

Net earnings attributable to The Estée Lauder Companies Inc.	$489	$5	$494	$24	$518	$692	$4	$696	(29)%	(26)%
Diluted EPS	$1.35	$.02	$1.37	$.06	$1.43	$1.88	$.01	$1.89	(28)%	(24)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	September 30, 2022	June 30, 2022	September 30, 2021
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$2,938	$3,957	$3,995
Accounts receivable, net	2,156	1,629	2,265
Inventory and promotional merchandise	3,018	2,920	2,633
Prepaid expenses and other current assets	754	792	593
Total current assets	8,866	9,298	9,486
Property, plant and equipment, net	2,654	2,650	2,358
Operating lease right-of-use assets	1,858	1,949	2,113
Other assets	6,611	7,013	7,623
Total assets	$19,989	$20,910	$21,580

LIABILITIES AND EQUITY

Current debt	$266	$268	$281
Accounts payable	1,392	1,822	1,485
Operating lease liabilities	340	365	371
Other accrued liabilities	3,273	3,360	3,182
Total current liabilities	5,271	5,815	5,319
Long-term debt	5,107	5,144	5,267
Long-term operating lease liabilities	1,781	1,868	2,073
Other noncurrent liabilities	1,505	1,651	1,964
Total noncurrent liabilities	8,393	8,663	9,304
Redeemable noncontrolling interest	808	842	842
Total equity	5,517	5,590	6,115
Total liabilities and equity	$19,989	$20,910	$21,580

SELECT CASH FLOW DATA (Unaudited)

	Three Months Ended September 30
($ in millions)	2022	2021
Net earnings	$490	$695
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	178	183
Deferred income taxes	(53)	(57)
Other items	69	94
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(579)	(583)
Increase in inventory and promotional merchandise	(229)	(178)
Decrease (increase) in other assets, net	3	(19)
Decrease in accounts payable and other liabilities, net	(529)	(216)
Net cash flows used for operating activities	$(650)	$(81)

Other Investing and Financing Sources (Uses):
Capital expenditures	$(152)	$(205)
Settlement of net investment hedges	138	58
Payments to acquire treasury stock	(110)	(557)
Dividends paid	(215)	(192)
Proceeds from current debt, net	249	3
Repayments and redemptions of long-term debt, net	(254)	(4)

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